Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF
•
The Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF, due October 12, 2028 (the “Notes”) priced on October 6, 2025 and will issue on October 9, 2025.

•	Approximate 3 year term if not called prior to maturity.
•
Payments on the Notes will depend on the individual performance of the common stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF (each an “Underlying”).

•
Contingent coupons payable monthly if the Observation Value of each Underlying on the applicable Observation Date is greater than or equal to 60.00% of its Starting Value, assuming the Notes have not been called. The coupon per $1,000.00 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of $13.417 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

•	Beginning on October 9, 2026, callable monthly at our option for an amount equal to the principal amount plus the relevant Contingent Coupon Payment, if otherwise payable.
•
Assuming the Notes are not called prior to maturity, if any Underlying declines by more than 40% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying, with up to 100% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive a final Contingent Coupon Payment if the Observation Value of each Underlying on the final Observation Date is greater than or equal to 60.00% of its Starting Value.

•
All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09711MYD8.
The initial estimated value of the Notes as of the pricing date is $979.20 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-11 of this pricing supplement and “Structuring the Notes” on page PS-35 of this pricing supplement for additional information.
There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-11 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price(1)	Underwriting Discount(1)(2)(3)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$2.50	$997.50
Total	$851,000.00	$2,127.50	$848,872.50
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.50 per $1,000.00 in principal amount of Notes.

(2)
The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $2.50, resulting in proceeds, before expenses, to BofA Finance of as low as $997.50 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

(3)
In addition to the underwriting discount above, if any, an affiliate of BofA Finance will pay a referral fee of up to $2.50 per $1,000.00 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers.

The Notes and the related guarantee:
Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Terms of the Notes
Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 3 years, unless previously called.
Underlyings:
The common stock of Intel Corporation (Nasdaq Global Select Market symbol: “INTC”), a common stock, the Materials Select Sector SPDR® Fund (Bloomberg symbol: “XLB”) and the VanEck® Semiconductor ETF (Bloomberg symbol: “SMH”).

Pricing Date:	October 6, 2025
Issue Date:	October 9, 2025
Valuation Date:	October 6, 2028, subject to postponement as described under “Additional Terms of the Notes—Events Relating to Observation Dates” on page PS-17 of this pricing supplement.
Maturity Date:	October 12, 2028
Starting Value:	INTC: $36.59 XLB: $89.78 SMH: $343.38
Observation Value:	With respect to each Underlying, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier.
Ending Value:	With respect to each Underlying, its Observation Value on the Valuation Date.
Price Multiplier:
With respect to INTC, 1, subject to adjustment for certain corporate events relating to that Underlying as described below in “Additional Terms of the Notes — Anti-Dilution Adjustments for an Underlying Stock” beginning on page PS-18 of this pricing supplement.
With respect to each of the XLB and the SMH, 1, subject to adjustment for certain events relating to that Underlying as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-28 of the accompanying product supplement.

Coupon Barrier:
INTC: $21.95, which is 60.00% of its Starting Value (rounded to two decimal places).
XLB: $53.87, which is 60.00% of its Starting Value (rounded to two decimal places).
SMH: $206.03, which is 60.00% of its Starting Value (rounded to two decimal places).

Threshold Value:
INTC: $21.95, which is 60.00% of its Starting Value (rounded to two decimal places).
XLB: $53.87, which is 60.00% of its Starting Value (rounded to two decimal places).
SMH: $206.03, which is 60.00% of its Starting Value (rounded to two decimal places).

Contingent Coupon Payment (with Memory Feature):
If, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment per $1,000.00 in principal amount of Notes on the applicable Contingent Payment Date (including the Maturity Date) equal to (i) the product of $13.417 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

Optional Early Redemption:
On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-2

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Early Redemption Amount:
For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Contingent Coupon Payment if the Observation Value of each Underlying on the corresponding Observation Date is greater than or equal to its Coupon Barrier.

Redemption Amount:
If the Notes have not been called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:
a) If the Ending Value of the Least Performing Underlying is greater than or equal to its Threshold Value:
b) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:
In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 60.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.
The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.

Observation Dates:	As set forth beginning on page PS-4
Contingent Payment Dates:	As set forth beginning on page PS-4
Call Payment Dates:	As set forth beginning on page PS-6. Each Call Payment Date is also a Contingent Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711MYD8
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. We will also determine whether a final Contingent Coupon Payment is payable based upon the values of the Underlyings on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-3

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Observation Dates, Contingent Payment Dates and Call Payment Dates
Observation Dates*	Contingent Payment Dates
November 6, 2025	November 12, 2025
December 8, 2025	December 11, 2025
January 6, 2026	January 9, 2026
February 6, 2026	February 11, 2026
March 6, 2026	March 11, 2026
April 6, 2026	April 9, 2026
May 6, 2026	May 11, 2026
June 8, 2026	June 11, 2026
July 6, 2026	July 9, 2026
August 6, 2026	August 11, 2026
September 8, 2026	September 11, 2026
October 6, 2026	October 9, 2026
November 6, 2026	November 12, 2026
December 7, 2026	December 10, 2026
January 6, 2027	January 11, 2027
February 8, 2027	February 11, 2027
March 8, 2027	March 11, 2027
April 6, 2027	April 9, 2027
May 6, 2027	May 11, 2027
June 7, 2027	June 10, 2027
July 6, 2027	July 9, 2027
August 6, 2027	August 11, 2027
September 7, 2027	September 10, 2027
October 6, 2027	October 12, 2027
November 8, 2027	November 12, 2027
December 6, 2027	December 9, 2027
January 6, 2028	January 11, 2028
February 7, 2028	February 10, 2028
March 6, 2028	March 9, 2028
April 6, 2028	April 11, 2028
May 8, 2028	May 11, 2028
June 6, 2028	June 9, 2028
July 6, 2028	July 11, 2028
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-4

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Observation Dates*	Contingent Payment Dates
August 7, 2028	August 10, 2028
September 6, 2028	September 11, 2028
October 6, 2028 (the “Valuation Date”)	October 12, 2028 (the “Maturity Date”)
* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” on page PS-17 of this pricing supplement.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-5

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Call Payment Dates
October 9, 2026
November 12, 2026
December 10, 2026
January 11, 2027
February 11, 2027
March 11, 2027
April 9, 2027
May 11, 2027
June 10, 2027
July 9, 2027
August 11, 2027
September 10, 2027
October 12, 2027
November 12, 2027
December 9, 2027
January 11, 2028
February 10, 2028
March 9, 2028
April 11, 2028
May 11, 2028
June 9, 2028
July 11, 2028
August 10, 2028
September 11, 2028
Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, the referral fee and the hedging related charges described below (see “Risk Factors” beginning on page PS-11), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.
The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-11 and “Structuring the Notes” on page PS-35.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-6

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Contingent Coupon Payment and Redemption Amount Determination
On each Contingent Payment Date, if the Notes have not been previously called, you may receive a
Contingent Coupon Payment per $1,000.00 in principal amount of Notes determined as follows:

Assuming the Notes have not been called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-7

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Total Contingent Coupon Payment Examples
The examples below illustrate the hypothetical total Contingent Coupon Payments per $1,000.00 in principal amount of Notes over the term of the Notes, based on the Contingent Coupon Payment per $1,000.00 in principal amount of Notes equal to (i) the product of $13.417 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid. Depending on the performance of the Underlyings, you may not receive any Contingent Coupon Payments during the term of the Notes.
Example 1 - The Observation Value of each Underlying on each of the first through eleventh Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Dates. The Observation Value of each Underlying on the twelfth Observation Date is above its Coupon Barrier. Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date (which is also the first date on which the Notes may be called). However, the Notes are not called by the Issuer. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:
(i) the product of $13.417 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.
= (i) $13.417 x 12 - (ii) $0.000 = $161.004 per $1,000.00 in principal amount of Notes.
The Observation Value of each Underlying on the thirteenth Observation Date is above its Coupon Barrier. In addition, the Notes are called by the Issuer on the thirteenth Contingent Payment Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes otherwise due on the related Contingent Payment Date will be calculated as follows:
(i) the product of $13.417 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.
= (i) $13.417 x 13 - (ii) $161.004 = $13.417 per $1,000.00 in principal amount of Notes.
On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,013.417 per $1,000.00 in principal amount of Notes. No further amounts will be payable following an Optional Early Redemption.
Example 2 – The Observation Value of each Underlying on each of the first through eleventh Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Dates.The Observation Value of each Underlying on the twelfth Observation Date is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Date (which is also the first date on which the Notes may be called). In addition, the Notes are not called by the Issuer. The Observation Value of each Underlying on the thirteenth Observation Date  is above its Coupon Barrier and the Notes are called by the Issuer on the thirteenth Contingent Payment Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:
(i) the product of $13.417 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.
= (i) $13.417 x 13 - (ii) $0.000 = $174.421 per $1,000.00 in principal amount of Notes.
On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,174.421 per $1,000.00 in principal amount of Notes. No further amounts will be payable following an Optional Early Redemption.
Example 3 – The Observation Value of each Underlying on each of the first through eleventh Observation Dates is above its Coupon Barrier. Therefore, a Contingent Coupon Payment in the amount of $13.417 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date.The Observation Value of each Underlying on the twelfth Observation Date is above its Coupon Barrier. Therefore, a Contingent Coupon Payment will be paid on the related Contingent Payment Date (which is also the first date on which the Notes may be called). However, the Notes are not called by the Issuer. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:
(i) the product of $13.417 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.
= (i) $13.417 x 12 - (ii) $13.417 x 11 = $13.417 per $1,000.00 in principal amount of Notes.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-8

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

The Observation Value of each Underlying on each of the thirteenth through thirty-fifth Observation Dates is above its Coupon Barrier. Therefore, a Contingent Coupon Payment in the amount of $13.417 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date. However, the Notes are not called by the Issuer. The Ending Value of each Underlying on the Valuation Date is above its Coupon Barrier and Threshold Value. Therefore, a Contingent Coupon Payment will be due on the Maturity Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:
(i) the product of $13.417 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.
= (i) $13.417 x 36 - (ii) $13.417 x 35 = $13.417 per $1,000.00 in principal amount of Notes.
On the Maturity Date, you will receive $1,013.417 per $1,000.00 in principal amount of Notes.
Example 4 – The Observation Value of each Underlying on each of the first through eleventh Observation Dates is above its Coupon Barrier. A Contingent Coupon Payment in the amount of $13.417 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date.The Observation Value of each Underlying on each of the twelfth through thirty-fifth Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be payable on the related Contingent Payment Date. In addition, the Notes are not called by the Issuer. The Ending Value of each Underlying on the Valuation Date is below its Coupon Barrier and Threshold Value. Therefore, no Contingent Coupon Payment will be due on the Maturity Date, and you will receive an amount at maturity that will be less than the stated principal amount of your Notes, and could be zero.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-9

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Hypothetical Payout Profile and Examples of Payments at Maturity
Contingent Income (with Memory Feature) Issuer Callable Yield Notes Table
The following table is for purposes of illustration only. It assumes the Notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Coupon Barrier of 60 for the Least Performing Underlying, a hypothetical Threshold Value of 60 for the Least Performing Underlying, a Contingent Coupon Payment applicable to a single payment period of $13.417 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlyings, the actual Contingent Coupon Payment, whether the Notes are called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes. The table below also assumes that a Contingent Coupon Payment was paid on each Contingent Payment Date prior to maturity.
For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities included in that Underlying, as applicable, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.
Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,013.417(2)	1.3417%
150.00	50.00%	$1,013.417	1.3417%
140.00	40.00%	$1,013.417	1.3417%
130.00	30.00%	$1,013.417	1.3417%
120.00	20.00%	$1,013.417	1.3417%
110.00	10.00%	$1,013.417	1.3417%
105.00	5.00%	$1,013.417	1.3417%
102.00	2.00%	$1,013.417	1.3417%
100.00(3)	0.00%	$1,013.417	1.3417%
90.00	-10.00%	$1,013.417	1.3417%
80.00	-20.00%	$1,013.417	1.3417%
70.00	-30.00%	$1,013.417	1.3417%
60.00(4)	-40.00%	$1,013.417	1.3417%
59.99	-40.01%	$599.900	-40.0100%
50.00	-50.00%	$500.000	-50.0000%
0.00	-100.00%	$0.000	-100.0000%
(1)
The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment of $13.417 per $1,000.00 in principal amount of Notes, not including any Contingent Coupon Payments paid prior to maturity, and assumes that the relevant Contingent Coupon Payment has been made on each prior Contingent Payment Date.

(2)
This amount represents the sum of the principal amount and a final monthly Contingent Coupon Payment of $13.417 per $1,000.00 in principal amount of Notes (assuming that each prior monthly Contingent Coupon Payment has been made on the related Contingent Payment Date).

(3)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying is set forth on page PS-2 above.
(4)	This is the hypothetical Coupon Barrier and Threshold Value of the Least Performing Underlying.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-10

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-39 below.
Structure-related Risks
•
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•
Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Optional Early Redemption will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in an Underlying would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

•
The Notes are subject to Optional Early Redemption, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. On each Call Payment Date, at our option, we may call your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Optional Early Redemption. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to call your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to call your Notes prior to maturity on any such Call Payment Date and we may or may not exercise this option for any reason. Because of this Optional Early Redemption potential, the term of your Notes could be anywhere between twelve and thirty-six months.

•
You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment on the related Coupon Payment Date. You will receive a previously unpaid Contingent Coupon Payment on a subsequent Coupon Payment Date only if the Observation Value of each Underlying on the related Observation Date is greater than or equal to its Coupon Barrier. However, if the Observation Value of any Underlying on an Observation Date is less than its Coupon Barrier and the Observation Value of any Underlying on each subsequent Observation Date up to and including the Valuation Date is less than its Coupon Barrier, you will not receive the unpaid Contingent Coupon Payments in respect of those Observation Dates. If the Observation Value of any Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

•
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

•
The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the values of the Underlyings other than on the Observation Dates. The values of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying. No other values of the Underlyings will be taken into account. As a result, if the Notes are not called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of each Underlying was always above its Threshold Value prior to the Valuation Date.

•	Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-11

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlyings, and a change in the value of one Underlying may not correlate with changes in the values of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the value of one Underlying could be offset to some extent by the appreciation in the values of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the value of one Underlying would not be offset by any appreciation in the values of the other Underlyings. Even if the Observation Value of an Underlying is at or above its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of another Underlying is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a significant portion or all of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.

•
Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•
We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks
•
The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the values of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, the referral fee and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

•
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
•
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the Underlyings or the securities held by or included in the Underlyings, as applicable, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. While we, the Guarantor or one or more of our other

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-12

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

affiliates, including BofAS, may from time to time own shares or units of the Underlyings or securities represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have affected the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have affected the values of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.

•
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

ETF-related Risks
•
Adverse conditions in the materials sector may reduce your return on the Notes. All of the stocks held by the XLB are issued by companies whose primary lines of business are directly associated with the materials sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Many materials companies are significantly affected by the level and volatility of commodity prices, exchange rates, import controls, worldwide competition, environmental policies and consumer demand. At times, worldwide production of industrial materials has exceeded demand as a result of over-building or economic downturns, leading to poor investment returns or losses. Other risks may include liabilities for environmental damage and general civil liabilities, depletion of resources and mandated expenditures for safety and pollution control. The materials sector may also be affected by economic cycles, technical progress, labor relations and government regulations. These factors could affect the materials sector and could affect the value of the equity securities held by the XLB and the price of the XLB during the term of the Notes, which may adversely affect the value of your Notes.

•
Adverse conditions in the semiconductor production and equipment sector may reduce your return on the Notes. All or substantially all of the stocks held by the SMH are issued by companies whose primary line of business is directly associated with the semiconductor production and equipment sector. The SMH is subject to the risk that companies that are in the semiconductor production and equipment sector may be similarly affected by particular economic or market events. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor production and equipment sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor production and equipment sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor production and equipment sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor production and equipment sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor production and equipment sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor production and equipment sector and could affect the value of the equity

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-13

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

securities held by the SMH and the price of the SMH during the term of the Notes, which may adversely affect the value of your Notes.
•
The stocks held by the XLB are concentrated in one sector. The XLB holds securities issued by companies in the materials sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the XLB, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
The stocks held by the SMH are concentrated in one sector. The SMH holds securities issued by companies in the semiconductor production and equipment sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the SMH, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
The performance of the XLB or the SMH may not correlate with the performance of its respective underlying index (each an “underlying index”) as well as its respective net asset value per share or unit, especially during periods of market volatility. The performance of the XLB or the SMH and that of its respective underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the XLB or the SMH may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the XLB or the SMH not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the XLB or the SMH, differences in trading hours between the XLB or the SMH (or its respective underlying assets) and its respective underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each of the XLB and the SMH are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the XLB or the SMH may differ from its respective net asset value per share or unit; shares or units of the XLB or the SMH may trade at, above, or below its respective net asset value per share or unit. During periods of market volatility, securities held by the XLB or the SMH may be unavailable in the secondary market, market participants may be unable to calculate accurately the respective net asset value per share or unit of the XLB or the SMH and the liquidity of the XLB or the SMH may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the XLB or the SMH. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the XLB or the SMH. As a result, under these circumstances, the market value of shares or units of the XLB or the SMH may vary substantially from its respective net asset value per share or unit.

•
The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of each of the XLB or the SMH and other terms of the Notes to reflect certain actions by that Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the XLB or the SMH and will have broad discretion to determine whether and to what extent an adjustment is required.

•
The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its values, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its value. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
•
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-14

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Additional Risk Factors Relating to INTC
•
Our offering of the Notes does not constitute a recommendation of INTC. You should not take our offering of the Notes as an expression of our views about how INTC will perform in the future or as a recommendation to invest in INTC, including through an investment in the Notes. As we are part of a global financial institution, we, the Guarantor and our other affiliates may, and often do, have positions (both long and short) in INTC that may conflict with an investment in the Notes. You should undertake an independent determination of whether an investment in the Notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

•
Our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in INTC and any such research, opinions or recommendations could adversely affect the price of INTC. In the ordinary course of business, our affiliates may have published research reports, expressed opinions or provided recommendations on the issuer of INTC (the "Underlying Company"), INTC, the applicable financial markets or other matters that may influence the price of INTC and the value of the Notes, and may do so in the future. These research reports, opinions or recommendations may be communicated to our clients and clients of our affiliates and may be inconsistent with purchasing or holding the Notes. Any research reports, opinions or recommendations expressed by our affiliates may not be consistent with each other and may be modified from time to time without notice. Moreover, other professionals who deal in markets relating to INTC may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning INTC from multiple sources, and you should not rely on the views expressed by our affiliates.

•
You will have no rights as a security holder of the Underlying Company, you will have no rights to receive any shares of INTC, and you will not be entitled to dividends or other distributions by the Underlying Company. The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer, other than the related guarantees, which are the securities of the Guarantor. Investing in the Notes will not make you a holder of INTC. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to INTC. Unless otherwise set forth under the limited circumstances relating to the Price Multiplier (as described in “Additional Terms of the Notes – Anti-Dilution Adjustments for the Underlying Stock” below), the payment(s) on the Notes will not reflect the value of dividends paid or distributions made on INTC or any other rights associated with those equity securities. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of INTC and received the dividends paid or other distributions made in connection with those shares. Your Notes will be paid in cash and you have no right to receive delivery of shares of INTC.

•
The business activities of us, the Guarantor and any of our other affiliates, including the Selling Agent, relating to the Underlying Company may create conflicts of interest with you. We, the Guarantor and/or our other affiliates, including the Selling Agent, at the time of any offering of the Notes or in the future, may engage in business with the Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to the Underlying Company, its affiliates, and its competitors.

In connection with these activities, we, the Guarantor or our other affiliates, including the Selling Agent, may receive information about the Underlying Company that we or they will not divulge to you or other third parties. One or more of our affiliates may have published, and in the future may publish, research reports on the Underlying Company. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your Notes. Any of these activities may adversely affect the value of INTC and, consequently, the market value of your Notes. We, the Guarantor and our other affiliates, including the Selling Agent, do not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to INTC or the Underlying Company. Any prospective purchaser of the Notes should undertake an independent investigation into INTC and the Underlying Company to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the Notes. The selection of INTC does not reflect any investment recommendations from us, the Guarantor or our other affiliates, including the Selling Agent.
•
The Underlying Company will have no obligations relating to the Notes. The Underlying Company will not have any financial or legal obligation with respect to the Notes or the amounts to be paid to you, including any obligation to take our interest or the interests of the noteholders into consideration for any reason, including when taking any corporate actions that might adversely affect the value of INTC or the value of the Notes. The Underlying Company will not receive any of the proceeds from any offering of the Notes, and will not be responsible for, or participate in, the offering of the Notes, or the determination or calculation of any payment(s) on the Notes.

•
The Price Multiplier of INTC or other terms of the Notes will not be adjusted for all corporate events that could affect INTC or the Underlying Company. The Price Multiplier of INTC, the determination of the payment(s) on the Notes, and other terms of the Notes may be adjusted for the specified corporate events affecting INTC, as described below in the section entitled “Additional Terms of the Notes—Anti-Dilution Adjustments for the Underlying Stock.” However, these adjustments do not cover all corporate events that could affect the market price of INTC, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the Price Multiplier of INTC or other terms of the Notes may adversely affect the Closing Market Price of INTC, and, as a result, the market value of the Notes.

•
We, the Guarantor and our other affiliates, including the Selling Agent, do not control the Underlying Company. We, the Guarantor or our other affiliates, including the Selling Agent, currently, or in the future, may engage in business with the Underlying Company, and we, the Guarantor or our other affiliates, including the Selling Agent, may from time to time own securities of the Underlying Company. However, none of us, the Guarantor or any of our other affiliates, including the Selling Agent, have the ability to

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-15

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

control the actions of the Underlying Company, including actions that could affect the value of INTC.
•
We cannot assure you that publicly available information provided about INTC or the Underlying Company is accurate or complete, and none of us, the Guarantor nor any of our other affiliates, including the Selling Agent, will perform any due diligence procedures with respect to the Underlying Company. All disclosures relating to INTC or the Underlying Companies have been derived from publicly available documents and other publicly available information, without independent verification. None of us, the Guarantor, the Selling Agent or our other affiliates has participated in, or will participate in, the preparation of those documents or make any due diligence inquiry with respect to INTC or the Underlying Company in connection with the offering of the Notes. We and the Guarantor do not make any representation that those publicly available documents or any other publicly available information regarding INTC or the Underlying Company is accurate or complete. We and the Guarantor are not responsible for the public disclosure of information by or about INTC or the Underlying Company, whether contained in filings with the SEC or otherwise made publicly available. As a result we cannot give any assurance that, prior to the date of this pricing supplement, all events which could impact INTC, the Underlying Company or the accuracy or completeness of those public documents or information have been publicly disclosed. Any subsequent disclosure or future failure to disclose material events concerning INTC or the Underlying Company could affect the value of INTC and therefore, the value of the Notes. You must rely on your own evaluation of the merits of an investment linked to INTC.

•
The historical performance of INTC should not be taken as an indication of its performance during the term of the Notes. INTC may perform better or worse during the term of the Notes than it has historically. The historical performance of INTC, including any historical performance set forth in this pricing supplement, should not be taken as an indication of its future performance.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-16

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Additional Terms of the Notes
The following shall supersede and replace the section entitled “Description of the Notes— Certain Terms of the Notes— Events Relating to Observation Dates” in the accompanying product supplement:
Events Relating to Observation Dates
If, for any Underlying, (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the Calculation Agent determines that, by reason of an extraordinary event, occurrence, declaration or otherwise, any scheduled Observation Date is not a Trading Day for any Underlying (any such day in either (i) or (ii) being a “Non-Observation Date”), the Calculation Agent will determine the Closing Market Price of the Underlying for that day as follows:

●	The Closing Market Price of an Underlying that is not so affected will be its Closing Market Price on that Non-Observation Date.
●
The Closing Market Price of an Underlying that is affected by that Non-Observation Date will be deemed to be its Closing Market Price on the first Trading Day following that Non-Observation Date on which no Market Disruption Event occurs with respect to that Underlying; provided that the Closing Market Price will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Trading Day following that Non-Observation Date, regardless of the occurrence of a Market Disruption Event or non-Trading Day on that day.

The applicable Observation Date will be deemed to occur after the Calculation Agent has determined the Closing Market Prices of the applicable Underlyings as provided above.
With respect to INTC only (for purposes of this section, the “Underlying Stock”), the following information supersedes and supplements any contrary information included in the accompanying product supplement, prospectus supplement and prospectus.
Certain Terms of the Notes
Trading Days. As to an Underlying Stock, a Trading Day means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the NYSE, the Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.
Closing Market Price for an Underlying Stock
The price of an Underlying Stock on any applicable Observation Date or calculation day will be determined by multiplying its respective Closing Market Price on that day by its “Price Multiplier”. The initial Price Multiplier for each Underlying Stock will be 1, and will be subject to adjustment as provided below in “—Anti-Dilution Adjustments for an Underlying Stock”.
The “Closing Market Price” for one share of an Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any Trading Day means any of the following:

•
if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on which the Underlying Stock (or such other security) is listed or admitted to trading;

•
if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (or any successor service) operated by FINRA (the “OTC Bulletin Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

•
if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•
if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our other affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

Market Disruption Events for an Underlying Stock
As to an Underlying Stock, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-17

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

(A)
the suspension, absence or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or shares of any Successor Entity, as defined below in “ —Anti-Dilution Adjustments—Reorganization Events”) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(B)
the suspension, absence or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or shares of any Successor Entity), as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or shares of any Successor Entity).

For the purpose of determining whether a Market Disruption Event has occurred:

(1)
a limitation on the hours in a Trading Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the shares of the Underlying Stock (or shares of any Successor Entity) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or shares of any Successor Entity), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4)
subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)
for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments for an Underlying Stock
As to an Underlying Stock, the calculation agent, in its sole discretion, may adjust its Price Multiplier, and any other terms of the Notes, if an event described below occurs after the pricing date and on or before the maturity date of the Notes and if the calculation agent determines that such an event has a dilutive or concentrative effect on the theoretical value of the shares of the Underlying Stock or shares of any Successor Entity.
The Price Multiplier for an Underlying Stock resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect the Underlying Stock.
No adjustments to the Price Multiplier for an Underlying Stock or any other terms of the Notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier or any other terms of the Notes to reflect changes to the Underlying Stock if the calculation agent determines that the adjustment is appropriate to ensure an equitable result.
The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for an Underlying Stock or any other terms of the Notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.
No adjustments are required to be made for certain other events, such as offerings of common equity securities by an Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the applicable Underlying Stock by an Underlying Company.
Following an event that results in an adjustment to the Price Multiplier for an Underlying Stock or any of the other terms of the Notes, the calculation agent may (but is not required to) provide holders of the Notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the Notes, the calculation agent will provide that holder with information about such adjustment.
The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for an Underlying Stock and any other terms of the Notes as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:
Stock Splits and Reverse Stock Splits. If an Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier for the Underlying Stock will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-18

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

•
the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.
Stock Dividends. If an Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the applicable Underlying Company, then, once the dividend or distribution has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier for the Underlying Stock will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

•
provided that no adjustment will be made for a stock dividend or distribution for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price multiplier of two.
Extraordinary Dividends. There will be no adjustments to the Price Multiplier for an Underlying Stock to reflect any cash dividends or cash distributions paid with respect to INTC other than Extraordinary Dividends, as described below, and distributions described in “—Reorganization Events” below.
An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the Trading Day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding Trading Day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.
To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in the section “ —Issuance of Transferable Rights or Warrants” below or in clause (a), (d) or (e) of the section entitled “ —Anti-Dilution Adjustments—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.
Issuance of Transferable Rights or Warrants. If an Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the Trading Day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time, on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-19

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Reorganization Events
If after the pricing date and on or prior to the later of the Valuation Date or applicable Observation Date, as to an Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)
there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)
the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding shares of the Underlying Stock (other than shares of the Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding shares of the Underlying Stock immediately following such event; or

(i)
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the effective date of the Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier for an Underlying Stock or any other terms of the Notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the Notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the Notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the Underlying Stock traded on that options exchange, and determine the effective date of that adjustment. For the avoidance of doubt, any adjustment will be made on or after the effective date of the Reorganization Event and not on the date of the announcement of a plan or intention to effect such an event.
If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the Notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes and as though the Valuation Date were the fifth Trading Day prior to the date of acceleration.
If an Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the Notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes, and as though the Valuation Date were the fifth Trading Day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.
Alternative Anti-Dilution and Reorganization Adjustments
The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier for an Underlying Stock or to the other terms of the Notes described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier or any other terms of the Notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. For example, if the Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide any applicable “starting value” of the Underlying Stock by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the Notes as if the Price Multiplier had been adjusted.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-20

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

The Underlyings
None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.
The Underlying Stock
We have derived the following information on INTC and its Underlying Company from publicly available documents. Because INTC is registered under the Exchange Act, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s web site at sec.gov by reference to the CIK number set forth below.
This document relates only to the offering of the Notes and does not relate to any offering of INTC or any other securities of its Underlying Company. None of us, the Guarantor, BofAS or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Notes. None of us, the Guarantor, BofAS or any of our other affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Company and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of INTC, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the price of INTC and therefore could affect your return on the Notes. The selection of INTC is not a recommendation to buy or sell INTC.
Common Stock of Intel Corporation
Intel Corporation designs, manufactures, and sells computer components and related products. The company's major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory, graphic, network and communication, systems management software, conferencing, and digital imaging products. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "INTC". The company's CIK number is 0000050863.
Historical Performance of INTC
The following graph sets forth the daily historical performance of INTC in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of INTC was $36.59.
This historical data on INTC is not necessarily indicative of the future performance of INTC or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of INTC during any period set forth above is not an indication that the Closing Market Price of INTC is more or less likely to increase or decrease at any time over the term of the Notes.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-21

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of INTC.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-22

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

The ETFs
All disclosures contained in this pricing supplement regarding the ETFs, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the XLB and the investment advisor of the SMH (collectively, the “Investment Advisors”). The Investment Advisors, which license the copyright and all other rights to the respective ETFs, have no obligation to continue to publish, and may discontinue publication of, the ETFs. The consequences of any Investment Advisor discontinuing publication of the applicable ETF are discussed in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any ETF or any successor underlying.
The Materials Select Sector SPDR® Fund
The shares of the XLB are issued by Select Sector SPDR® Trust, a registered investment company. The XLB seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Materials Select Sector Index. The XLB measures the performance of the materials sector of the U.S. equity market. The XLB is composed of equity securities of companies in the following industries: chemical, construction material, containers and packaging, metals and mining, and paper and forest products. The Materials Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLB.”
The shares of the XLB are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the XLB, including its periodic financial reports, may be found on the SEC website.
Investment Approach
The XLB utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Technology Select Sector Index. The XLB will invest in substantially all of the securities which comprise the Technology Select Sector Index. The XLB will normally invest at least 95% of its total assets in common stocks that comprise the Materials Select Sector Index.
Investment Objective and Strategy
The XLB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Materials Select Sector Index. The investment manager of the XLB uses a replication strategy to try to achieve the XLB’s investment objective, which means that the XLB generally invests in substantially all of the securities represented in the Materials Select Sector Index in approximately the same proportions as the Materials Select Sector Index. Under normal market conditions, the XLB generally invests at least 95% of its total assets in the securities comprising the Materials Select Sector Index. In certain situations or market conditions, the XLB may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the XLB’s investment objective and is in the best interest of the XLB. For example, if the XLB is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the Materials Select Sector Index that it tracks. Consequently, under such circumstances, the XLB may invest in a different mix of investments than it would under normal circumstances. The XLB will provide shareholders with at least 60 days’ notice prior to any material change in its investment policies. The XLB is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities. This differs from an actively managed underlying, which typically seeks to outperform a benchmark index.
Notwithstanding the XLB’s investment objective, the return on your Notes will not reflect any dividends paid on shares of the XLB, on the securities purchased by the XLB or on the securities that comprise the Materials Select Sector Index.
The Select Sector Indices
The underlying index of the XLB is part of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index (“SPX”). Each stock in the SPX is allocated to at least one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the SPX. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The eleven Select Sector Indices seek to represent the eleven SPX sectors. The index compilation agent for these indices (the “Index Compilation Agent”) determines the composition of the Select Sector Indices based on S&P’s sector classification methodology. (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the SPX.
•	The eleven Select Sector Indices together will include all of the companies represented in the SPX and each of the stocks in the SPX will be allocated to at least one of the Select Sector Indices.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-23

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

•
The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index. The Index Compilation Agent assigns a company’s stock to a particular Select Sector Index based on S&P Dow Jones Indices’s sector classification methodology as set forth in its Global Industry Classification Standard.

•
Each Select Sector Index is calculated by S&P Dow Jones Indices using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index.

For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures: (1) The rebalancing reference date is two business days prior to the last calculation day of each quarter; and (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping factor) and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.
(i)
The indices are first evaluated to ensure none of the indices breach the maximum allowable limits defined in rules (ii) and (v) below. If any of the allowable limits are breached, the component stocks are reweighted based on their float-adjusted market capitalization weights.

(ii)
If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

(iii)	All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.

(iv)
After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock breaches the 23% weight cap.

(v)	The sum of the component stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

(vi)
If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached has its weight reduced to 4.6%.

(vii)	This excess weight is equally redistributed to all component stocks with weights below 4.6%. This process is repeated iteratively until step (v) is satisfied.

(viii)
Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

(ix)
If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

•
Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

•
The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P Dow Jones Indices that a Component Stock’s Select Sector Index assignment should be changed, S&P Dow Jones Indices will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-24

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

anticipated that Component Stocks will change sectors frequently.
•
Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P Dow Jones Indices for additions and deletions from the SPX insofar as practicable.

The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-25

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Historical Performance of the XLB
The following graph sets forth the daily historical performance of the XLB in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the XLB was $89.78.
This historical data on the XLB is not necessarily indicative of the future performance of the XLB or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the XLB during any period set forth above is not an indication that the Closing Market Price of the XLB is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the XLB.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-26

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

The VanEck® Semiconductor ETF
The SMH is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SMH.” The SMH seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (“MVSMH”). For more information about the MVSMH, please see “The MVIS® US Listed Semiconductor 25 Index” below.
The SMH, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the MVSMH by investing in a portfolio of securities that generally replicates the MVSMH.
The SMH’s return may not match the return of the MVSMH for a number of reasons. For example, the SMH incurs a number of operating expenses not applicable to the MVSMH and incurs costs associated with buying and selling securities, especially when rebalancing the SMH’s securities holdings to reflect changes in the composition of the MVSMH, which are not factored into the return of the MVSMH. Transaction costs, including brokerage costs, will decrease the SMH’s net asset value to the extent not offset by the transaction fee payable by an authorized participant. Market disruptions and regulatory restrictions could have an adverse effect on the SMH’s ability to adjust its exposure to the required levels in order to track the MVSMH. Errors in the MVSMH data, the MVSMH computations and/or the construction of the MVSMH in accordance with its methodology may occur from time to time and may not be identified and corrected by the MVSMH provider for a period of time or at all, which may have an adverse impact on the SMH and its shareholders. In addition, the SMH may not invest in certain securities included in the MVSMH, or invest in them in the exact proportions in which they are represented in the MVSMH. The SMH’s performance may also deviate from the return of the MVSMH due to legal restrictions or limitations imposed by the governments of certain countries, certain listing standards of the SMH’s listing exchange, a lack of liquidity on stock exchanges in which the securities trade, potential adverse tax consequences or other regulatory reasons (such as diversification requirements). The SMH may value certain of its investments and/or other assets based on fair value prices. To the extent the SMH calculates its net asset value based on fair value prices and the value of the MVSMH is based on securities’ closing prices (i.e., the value of the MVSMH is not based on fair value prices), the SMH’s ability to track the MVSMH may be adversely affected. In addition, any issues the SMH encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase tracking risk. In light of the factors discussed above, the SMH’s return may deviate significantly from the return of the MVSMH. Changes to the composition of the MVSMH in connection with a rebalancing or reconstitution of the MVSMH may cause the SMH to experience increased volatility, during which time the SMH’s index tracking risk may be heightened.
The MVIS® US Listed Semiconductor 25 Index
All information contained in this pricing supplement regarding the MVSMH, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS”). The MVSMH was developed by MVIS and is maintained and published by MVIS. The MVSMH is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue the publication of, the MVSMH.
The MVSMH is reported by Bloomberg L.P. under the ticker symbol “MVSMH.”
The MVSMH is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. This includes companies engaged primarily in the production of semiconductors and semiconductor equipment. The MVSMH was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000.
Index Composition and Maintenance
The Index Universe
The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.
Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.
Investable Index Universe
Companies with a free-float (or shares available to foreign investors) of less than 5% for existing index components or less than 10% for new components are ineligible for inclusion.
In addition to the above, stocks that are currently not in the MVSMH must meet the following size and liquidity requirements:
•     a full market capitalization exceeding US$150 million;
•     a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
•     at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.
For stocks already in the MVSMH the following applies:
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-27

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

•     a full market capitalization exceeding US$75 million; and
•     a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at previous two reviews)
•     In addition, a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or
•     at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.
In case the number of investable stocks drops below the minimum component number for the respective index, current components remain investable.
Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.
In case the free-float market capitalization of a non-component share line:
•     exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25%; and
•     fulfills all size and liquidity eligibility criteria for non-components,
•     the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.
Index Constituent Selection
The MVSMH is reviewed on a semi-annual basis in March and September.
The target coverage of the MVSMH is 25 companies from the investable universe. MVSMH constituents are selected using the following procedure:
(1)     The largest 50 stocks (by full market capitalization) from the investable universe qualify.
(2)     The 50 stocks are ranked in two different ways — by free-float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.
(3)     The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.
a.     Initially, the highest ranked 25 companies made up the MVSMH.
b.     On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current MVSMH components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.
Review Schedule
The reviews for the MVSMH are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.
The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September. Changes to the MVSMH are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the MVSMH does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day. The component changes to the MVSMH are announced on the second Friday in March or September.
Ongoing Maintenance
In addition to the periodic reviews, the MVSMH is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the MVSMH components.
Deletions. For all corporate events that result in a stock deletion from the MVSMH, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the MVSMH would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drop below its minimum due to a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme. In all other cases (i.e., there is not replacement), the additional weight resulting from the deletion will be redistributed proportionally across all other components of the MVSMH.
Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.
Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the MVSMH once; either at the next
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-28

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the MVSMH the IPO stock has to meet the size and liquidity requirements:
•     the IPO must have a full market capitalization exceeding US$150 million;
•     the IPO must have a free-float factor of at least 10%;
•     the IPO must have an average-daily-trading volume of at least US$1 million; and
•     the IPO must have traded at least 250,000 shares per month (or per 22 days).
This rule is applicable for newly spun-off companies as well.
Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).
If a MVSMH component merges with or takes over another MVSMH component: The surviving stock remains in the MVSMH and the other stock is deleted immediately from the MVSMH. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.
If a MVSMH component merges with or takes over a non-MVSMH component: If the surviving stock meets the MVSMH requirements, then it remains in the MVSMH and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the MVSMH requirements, then it is deleted immediately from the MVSMH.
If a non-MVSMH component merges with or takes over a MVSMH component: If the surviving stock meets the MVSMH requirements, then it will be added to the MVSMH (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current MVSMH component. If the surviving stock does not meet the MVSMH requirements, then it will not be added to the MVSMH and the current MVSMH component is deleted immediately from the MVSMH.
Changes due to Spin-Offs. Each spin-off stock is immediately added to the MVSMH for at least two trading days. If a spin-off company does not qualify for the MVSMH, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off. In case the number of MVSMH components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.
Index Calculation
The value of the MVSMH is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:
where (for all stocks (i) in the MVSMH):
     ·     p i  = stock price (rounded to four decimal places);
     ·     q i  = number of shares;
     ·     ff i  = free-float factor (rounded to two decimal places);
     ·     fx i  = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);
     ·     cf i  = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);
     ·     M = free-float market capitalization of the MVSMH; and
     ·     D = divisor (rounded to six decimal places).
Free-Float
The MVSMH is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.
Company-Weighting Cap Factors
Companies in the MVSMH are weighted according to their free-float market capitalization, as modified by the company-weighting cap factors. The MVSMH used the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the MVSMH:
(1)     All MVSMH components are weighted by their free-float market capitalization.
(2)     All companies exceeding 4.5% but at least the largest five and at the maximum the largest 10 companies are grouped together (so called
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-29

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

“Large-Weights”). All other companies are grouped together as well (so called “Small-Weights“).
(3)     The aggregated weighting of the Large-Weights is capped at 50%:
a.     Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.
b.     Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining MVSMH constituents in the Large-Weights.
c.     Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining MVSMH constituents in the Small-Weights.
Divisor Adjustments
Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the MVSMH) should not change the level of the MVSMH. This is accomplished with an adjustment to the divisor. Any change to the stocks in the MVSMH that alters the total market value of the MVSMH while holding stock prices constant will require a divisor adjustment.
where ΔMC is the difference between closing market capitalization and adjusted closing market capitalization of the MVSMH.
Data Correction
Incorrect or missing input data will be corrected immediately.
Corporate Action Related Adjustments
Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.
Special cash dividend pi, adjusted = pi – (Dividend x (1 – Withholding Tax))	Divisor change: Yes
Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: No
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-30

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes
Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Spin-offs Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes
Changes in shares outstanding/free-float
Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.
Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes
With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the MVSMH.
Corporate actions are announced at least four days prior to implementation.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-31

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Historical Performance of the SMH
The following graph sets forth the daily historical performance of the SMH in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the SMH was $343.38.
This historical data on the SMH is not necessarily indicative of the future performance of the SMH or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the SMH during any period set forth above is not an indication that the Closing Market Price of the SMH is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the SMH.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-32

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.50 per $1,000.00 in principal amount of Notes. In addition to the underwriting discount, if any, an affiliate of BofA Finance will pay a referral fee of up to $2.50 per $1,000.00 in principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-33

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-34

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-5 and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Notes and the related guarantee, such Notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-35

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of any Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-36

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Possible Application of Section 1260 of the Code. Since some Underlyings are the type of financial assets described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).
If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.
The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-37

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Non-U.S. Holders
Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-38

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Common Stock of Intel Corporation, the Materials Select Sector SPDR® Fund and the VanEck® Semiconductor ETF

Where You Can Find More Information
The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:
•	Product Supplement EQUITY-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-39